                                                                     Exhibit 4.3


                            CERTIFICATE OF AMENDMENT
                            SERIES A PREFERRED STOCK
                                       OF
                              Wattage Monitor Inc.

                         Pursuant to NRS Section 78.1955(2).

         We the Undersigned, Officers of Wattage Monitor Inc. (the "Corporation") hereby certify:

         The Board of Directors of the Corporation, acting pursuant to NRS
78.315 by unanimous written consent, on February 26, 1999 resolved to adopt the following amendment to the Certificate of Designation of Powers, Preferences and Rights of Series A 6% Preferred Stock (the "Designation") adopted by the Board on February 19, 1999 and filed with the Secretary of State on February 24, 1999.

1. The class and series of stock being amended is Series A 6% Preferred Stock.

2. No shares of Series A Preferred Stock have been issued as of the present date.

3. The Designation is amended as follows:

                  (a) In Section 5(c)(i), the number "5,000,000" is stricken and replaced with "7,000,000."

                  (b) Section 6 is stricken in its entirety and replaced with the following:

                           Section 1. Voting Rights. The Holders of the Series A
                  Preferred Stock shall have voting power equal to the voting power that the Preferred Stock would provide as and if converted into Common Stock of the Company at the applicable Conversion Rate and such other voting as is expressly provided by the General Corporation Law of Nevada.

         Pursuant to NRS 78.1955(2), this matter has not been and will not be submitted to a shareholder vote, the action of the Board being sufficient to act thereunder.

-------------------------------------        -----------------------------------
Ajmal Khan                                                         Joel Dumaresq
President and Chief Executive Officer        Senior Vice President and Secretary

[INSERT NEW YORK NOTARY CERTIFICATE]

STATE OF NEW YORK   )
                    ) Section

COUNTY OF ______              )


         I certify that I know or have satisfactory evidence that Ajmal Khan and Joel Dumaresq are the persons who signed this instrument and acknowledged it to be their free and voluntary act for the uses and purposes mentioned in this instrument.

                  Dated: ____________________________

                                         _______________________________________
                                         Notary Public

         [Seal or Stamp]
                                         _______________________________________
                                         [Printed Name]
                                         My appointment expires: _______________